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                                                                     Exhibit (5)



                               December 16, 1997



Applied Power Inc.
13000 West Silver Spring Drive
Butler, Wisconsin 53007-1093

     Re:  APW 401(k) Plan


Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Applied Power Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 500,000 shares of Class A Common Stock, par value $.20 per share ("Shares"), of the Company pursuant to the APW 401(k) Plan (the "Plan") beginning on January 1, 1998. Effective December 31, 1997, the Applied Power Inc. Employee Stock Ownership Plan ("ESOP") and the Applied Power Inc. Employee Savings Plan ("Savings Plan") shall merge to become the Plan. The Registration Statement is being filed because the Plan will provide for the purchase of Shares with employee contributions, unlike the ESOP and the Savings Plan which did not involve this feature and, accordingly, were not registered.

     We have examined: (i) the Registration Statement; (ii) the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) the Plan, the ESOP and the Savings Plan; (iv) the corporate proceedings relating to the merger of the ESOP and the Savings Plan and the authorization for the issuance of the Shares; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

     On the basis of the foregoing, we advise you that, in our opinion:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     2. The shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

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Applied Power Inc.
December 16, 1997
Page 2


     The Company's Secretary, Anthony W. Asmuth III, is a partner of Quarles & Brady, which serves as counsel to the Registrant.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                               Very truly yours,

                              /s/ QUARLES & BRADY

                              Quarles & Brady